UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2007

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On May 21, 2007, Fifth Third Financial Corporation (“Fifth Third Financial”), a wholly-owned subsidiary of Fifth Third Bancorp, and R&G Financial Corporation (“R&G Financial”) announced that they entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which Fifth Third Financial will acquire 100% of the outstanding stock in R&G Crown Bank, FSB (“Crown”) from R&G Financial. Under the Agreement, Fifth Third Financial will pay $288 million to R&G Financial and assume $50 million of Trust Preferred securities. Additionally, Fifth Third Financial will pay $16 million to R-G Crown Real Estate, LLC to acquire land currently leased by Crown for certain branches.

The transaction is subject to regulatory approval, including the lifting of Crown’s Cease and Desist order, a minimum closing adjusted tangible book value and financial statements prepared in accordance with generally accepted accounting principles. The transaction is expected to close in the fourth quarter of 2007.

Also on May 21, 2007, Fifth Third Bancorp announced a Share Repurchase Program as authorized by the Board of Directors to acquire in the open market or in any private transaction, from time-to-time and in accordance with applicable laws, rules and regulations, up to 30 million common shares for the issuance of stock based compensation awards and other corporate purposes

A copy of the press release announcing the Agreement and the Share Repurchase Program as authorized by the Board of Directors is attached hereto as Exhibit 99.1 and incorporated herein. A copy of the website presentation related to the Agreement is attached hereto as Exhibit 99.2 and incorporated herein. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

99.1	Press release dated May 21, 2007

99.2	Website presentation dated May 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

May 21, 2007	/s/ Christopher G. Marshall
Christopher G. Marshall
Executive Vice President and Chief Financial Officer